Deborah L. Schrier-Rape                                          Hearing Date:
Texas State Bar No. 00785635                                [TO BE DETERMINED]
Kevin D. McCullough
Texas State Bar No. 00788005
ANDREWS & KURTH L.L.P.
1717 Main Street, Suite 3700
Dallas, Texas 75201
Telephone:  (214) 659-4400
Facsimile:  (214) 659-4401

COUNSEL FOR THE DEBTORS

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - -  - -x
In re:                                        :     Chapter 11

NEXTWAVE PERSONAL                             :     Case No. 98 B 21529 (ASH)
COMMUNICATIONS INC., et al.,
                     -- --                    :     (Jointly Administered)
                           Debtors.
- - - - - - - - - - - - - - - - - - - - -  - -x

                    NOTICE OF CONTINUED CONFIRMATION HEARING
                    ----------------------------------------

         PLEASE TAKE NOTICE that on July 27, 1999, the Bankruptcy Court approved the Disclosure Statement (the "Disclosure Statement") filed by NextWave Personal Communications Inc., NextWave Partners Inc., NextWave Power Partners Inc., NextWave Wireless Inc. and NextWave Telecom Inc., the above-captioned debtors and debtors-in-possession (collectively, the "Debtors"), as containing adequate information under Section 1125 of the Bankruptcy Code.

         PLEASE TAKE FURTHER NOTICE that the hearing (the "Confirmation Hearing") before the Honorable Adlai S. Hardin, Jr., United States Courthouse, 300 Quarropas Street, Room 520, White Plains, New York 10601, to consider the Debtor's First Amended Joint Plan of Reorganization (the "Plan") dated July 27, 1999, has been continued from September 8, 1999, to a later date. Such continued hearing is tentatively set for September 28, 1999, at 2:30 p.m., however formal notice of the actual date will be provided when same is available to the Office of the United

States Trustee, counsel for the Committee, Cellexis, the FCC, and all parties who have filed a notice of appearance and request for service of pleadings in these Chapter 11 cases. In addition, announcement will be made in open court on September 8, 1999, of the adjourned hearing and all parties present at that time will be provided an opportunity to present Debtors with a request to be notified of the rescheduled confirmation hearing.

         PLEASE TAKE FURTHER NOTICE that the deadlines set forth in the July 27, 1999 Notice of Confirmation Hearing and Deadlines remain applicable and have not been modified.

         PLEASE TAKE FURTHER NOTICE that at the Confirmation Hearing the Bankruptcy Court may also conduct a hearing to value the security for any claim held by a secured creditor, in accordance with Section 506 of the Bankruptcy Code.

         PLEASE TAKE FURTHER NOTICE that the Confirmation Hearing may be adjourned from time to time without any further notice except by announcement made in open court.

Dated:   Dallas, Texas
         September 3, 1999
                                           Respectfully submitted,

                                           ANDREWS & KURTH L.L.P.


                                           By:
                                              ---------------------------------
                                                 Deborah L. Schrier-Rape
                                                 Texas State Bar No. 00785635
                                                 Kevin D. McCullough
                                                 Texas State Bar No. 00788005
                                                 1717 Main Street, Suite 3700
                                                 Dallas, Texas  75201
                                                 Telephone:  (214) 659-4400
                                                 Facsimile:  (214) 659-4401

                                                 COUNSEL FOR THE DEBTORS


                                        2